AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/751-7340	212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
SECOND QUARTER ENDED JUNE 30, 2006

San Juan, Puerto Rico, July 19, 2006 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported its results for the second quarter ended June 30, 2006.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer, commented yesterday on the results of the second quarter of 2006, “In light of the challenging economic environment that has been experienced on the Island in recent months we are content with EuroBancshares’ results for this quarter, particularly when compared with the previous quarter of this year. The results demonstrate our ability to manage the primary external forces affecting financial institutions in Puerto Rico. Despite the fiscal problems that essentially brought the local economy to a stand-still and culminated in the adoption of a sales tax and new taxes to financial institutions, we were able to continue growing in our niche, the small to mid-size commercial businesses. During the six months ended June 30, 2006, the commercial loans portfolio grew 18.64% on an annualized basis to $966.8 million, from $884.4 million as of December 31, 2005.”

“Diluted earnings per share increased to $0.16 compared to $0.15 for the previous quarter, even with the tough interest rates environment that we are facing and new additional taxes, which increased our effective tax rate. Short term funding costs keep moving up faster than floating rates, and competition for core deposits continues to be strong. However, in this challenging environment, we have been able to maintain a respectable margin. We also continue to grow and expand our branch network to increase our market share on the Island. We recently opened two new branches in late 2005 and plan to open two new branches by the end of 2006. This will help not only to further penetrate our niche business but also to improve our competition for core deposits. In addition, we have restructured and enlarged our mortgage originations business to take advantage of the opportunities of the local market. Recently, we were approved by GNMA to originate and issue pools of mortgages.” Mr. Arrillaga concluded: “Our strategy continues to position the Company for future growth by taking advantage of our strengths and the opportunities that have opened in our market place.”

Net Income

EuroBancshares’ net income for the second quarter of 2006 decreased 37.88% to $3.3 million, or $0.16 per diluted share compared to $5.3 million, or $0.25 per diluted share, for the same period in 2005. Net income for the six month period ended June 30, 2006 was $6.6 million, or $0.31 per diluted share, compared to $10.1 million, or $0.48 per diluted share, for the comparable period last year. Earnings per share for those periods gives effect to:

•	the repurchase of 652,027 shares between November 2005 and June 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005;

•	the exercise of 150,000 and 56,450 stock options in February and June 2006, respectively; and

•	the recording of 1,688 shares held in treasury as a result of a payment in lieu of foreclosure from a former borrower in November 2005.

Return on Average Assets (ROAA) for the second quarter of 2006 was 0.54%, compared to a ROAA of 0.98% for the same quarter in 2005. Return on Average Common Equity (ROAE) for the second quarter of 2006 was 8.69%, compared to 13.80% for the second quarter of 2005.

ROAA for the six months ended June 30, 2006 was 0.55%, compared to a ROAA of 0.94% for prior year same period. ROAE for the six months ended June 30, 2006 was 8.55%, compared to 13.30% for linked prior year period in 2005.

Net Interest Income

The Company reported total interest income of $39.8 million for the second quarter of 2006, compared to $31.9 million for the second quarter of 2005. Total interest income for the six months ended June 30, 2006 was $77.6 million, compared to total interest income of $61.7 million for prior year same period. Increases were due to a combination of increases in average interest-earning assets and increased yields resulting from higher interest rates during 2006. Average second quarter and average six month year to date interest-earning assets increased to $2.334 billion and $2.307 billion at June 30, 2006, compared to $2.083 billion and $2.054 billion at June 30, 2005, respectively.

Total interest expense was $22.8 million for the second quarter ended June 30, 2006, compared to $14.7 million for the same quarter in 2005.  Total interest expense for the six months ended June 30, 2006 was $43.2 million, compared to total interest expense of $28.2 million for prior year same period. Theses increases resulted also from the combination of higher interest-bearing liabilities and increased costs of funds during 2006. Average second quarter and average year to date interest-bearing liabilities increased to $2.101 billion and $2.069 billion at June 30, 2006, as compared to $1.851 billion and $1.825 billion at June 30, 2005, respectively.

Net interest margin on a fully taxable equivalent basis decreased to 3.01% and 3.08% for the second quarter and six month period ended June 30, 2006, as compared to 3.42% and 3.39% for the same periods of 2005, respectively. Net interest spread on a fully taxable equivalent basis decreased to 2.51% and 2.59% for the second quarter and six month period ended June 30, 2006, from 3.02% and 3.01% for prior year same periods, respectively. These decreases in net interest margins and spreads are basically caused by the rising short-term interest rates and the flattening of the yield curve, which caused borrowing costs to increase at a faster rate than the yield on earning-assets, and to the fact that the increase in average deposits has been substantially in brokered deposits, a higher cost category.

2

Provision for Loan Losses

The provision for loan and lease losses for the quarter ended June 30, 2006 was $3.4 million, compared to $2.1 million for the quarter ended June 30, 2005, and $6.8 million and $3.3 million for the six-month periods ended June 30, 2006 and June 30, 2005, respectively. The increase in the provision was a direct result of the periodic evaluation of the allowance for possible loan and lease losses, considering net-charge offs, delinquencies and related loss experience as discussed below in more detail.

Non-Interest Income

EuroBancshares’ non-interest income in the second quarter of 2006 was of $2.5 million, as compared to $2.6 million for the same quarter last year. This decrease is mainly due to the net effect of: (i) a $392,000 decrease in service charges, mainly trust fees and non-sufficient funds charges on deposit accounts; (ii) a $132,000 gain on non-hedging derivatives in the second quarter of June 2005 resulting from their early termination in April 2005; (iii) a $15,000 decrease in gain on sale of mortgage loans; and (iv) there was a $453,000 gain on sale of repossessed assets for the quarter ended June 30, 2006, compared to a loss of $66,000 for prior year same quarter.

Non-interest income for the six month period ended June 30, 2006 was $4.9 million, compared to $3.5 million for the same period in 2005. This increase results from the net effect of: (i) a $305,000 decrease in service charges, mainly trust fees and non-sufficient funds charges on deposit accounts; (ii) a $944,000 decrease in net losses on non-hedging derivatives, which reflects a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives on which hedge accounting had been discontinued, and a $132,000 gain on such derivatives in the second quarter of 2005 as previously mentioned; (iii) a $230,000 loss on sale of securities resulting from the sale of $40.0 million in U.S. Treasury obligations available for sale in March 2005, which were sold in an effort to improve the yields of the available for sale securities portfolio; (iv) there was a $712,000 gain on sale of repossessed assets for the six months period ended June 30, 2006, compared to a $259,000 loss for prior year same period, and (v) a $394,000 decrease in gain on sale of loans since, during the first quarter of 2005, we sold $14.9 million of lease financing contracts resulting in a gain of $365,000 and, during 2006, no leases have been sold.

Non-Interest Expense

Non-interest expense for the second quarter of 2006 increased to $10.5 million, compared to $9.3 million for the second quarter of 2005. Non-interest expense for the six month period ended on June 30, 2006 increased to $21.6 million from $18.1 million for the same period in 2005. These increases were mainly caused by an increase of $979,000 and $2.1 million in salaries and employee benefits and an increase of $275,000 and $452,000 in occupancy expenses for the quarters and six-month periods ended June 30, 2006 and 2005, respectively, which resulted from: (i) the opening of two new branches in September and December 2005, respectively; (ii) salary increases for year 2005, which were effective in January 2006; and (iii) an increase in employee headcount mainly from the restructuring of the mortgage loans department to take advantage of the opportunities of this area in the Island and also to increase our sales in the secondary market. The efficiency ratio on a fully taxable equivalent basis for the quarter ended June 30, 2006 was 52.44%, compared to 45.52% for the quarter ended on June 30, 2005, and 53.45% for the six months ended on June 30, 2006, compared to 47.32% for prior year same period. There was an improvement of this ratio when compared to 54.51% for the quarter ended March 31, 2006.

3

Income Tax Expense

Income tax expense decreased to $2.4 million during the second quarter of 2006, compared to $3.1 million during the same period in 2005. Income tax expense for the six months ended June 30, 2006 also decreased to $4.4 million, compared to $5.5 million for the six months ended June 30, 2005. This decrease results from the net effect of a $11.0 million pre-tax income and a 40.39% effective tax rate for the six months ended June 30, 2006, compared to a $15.5 million pre-tax income and a 35.18% effective tax rate for the same period in 2005. In addition, during the 2006, the Company purchased at discount tax credits by the amount of approximately $957,000 recording a reduction in income tax expense of $96,000. The increase in the effective tax rate resulted mainly from the increase in taxable income as a percentage of total income during 2006 and the additional temporary taxes approved recently by the Puerto Rico Legislature as further explained below.

On August 1, 2005, the governor of Puerto Rico approved and signed Law No. 41, which imposes an additional transitory tax of 2.5% on taxable income. This additional tax increases the maximum statutory tax rate from 39.0% to 41.5% and is applicable to all corporations and partnerships with taxable income in excess of $20,000 during the taxable years beginning after December 31, 2004 and ending on or before December 31, 2006.

In addition, on May 13, 2006, the governor of Puerto Rico approved and signed Law No. 89, which imposes an additional transitory tax of 2% on taxable income. This tax is applicable to the Banking industry raising the maximum statutory tax rate to 43.5% for taxable years beginning after December 31, 2005 and ending on or before December 31, 2006. This law also states that for taxable years beginning after December 31, 2006, the maximum statutory tax rate will be 39%.

The approval of the additional transitory taxes of 4.5% over the original maximum statutory tax rate of 39% resulted in additional income tax expense of $379,000 for the six months ended June 30, 2006. Since Law No. 89 was approved on May 13, 2006, the additional tax provision of 2% for the six months ended June 30, 2006 was fully recorded in the second quarter of 2006 resulting in additional tax expense of $219,000.

On May 16, 2006, the governor of Puerto Rico approved and signed Law No. 98, the “Law of the 2006’s Extraordinary Tax.” This law imposes a prepaid tax of 5% over the 2005 taxable net income by for profit partnerships and corporations with gross income over $10.0 million, which is required to be paid by July 31, 2006. The Company could use the full payment as a tax credit in the income tax return for the taxable year beginning after December 31, 2005 and the portion not used, if any, could be used in equal portions for up to the next four taxable years. This prepayment of tax will result in a disbursement of approximately $196,000. No income tax expense will be recorded since such prepayment will be used as a tax credit in the 2006’s income tax return.

4

Balance Sheet Summary and Asset Quality Data

EuroBancshares increased its total assets to $2.444 billion as of June 30, 2006 from $2.391 billion as of December 31, 2005. The increase was mainly due to the net effect of a $93.5 million increase in net loans further explained below and a $39.7 million decrease in interest bearing deposits and securities purchased under agreements to resell, which were reduced in an effort to manage the Company’s interest rate risk. These types of assets with short-term maturities, normally overnight, are mostly used as a liquidity source. Therefore, their interest margin is very narrow. We decided to maintain the volumes of securities purchased under agreements to resell at the minimum levels to reduce the negative effect of its narrow margin without affecting our liquidity ratios.

Loans and Asset Quality

Total loans increased by $94.8 million, or annualized 12.08%, to $1.665 billion as of June 30, 2006, from $1.570 billion as of December 31, 2005. Commercial loans, the Company’s main line of business, increased by $82.4 million, or 18.64% on an annualized basis, to $966.8 million as of June 30, 2006, from $884.4 million as of December 31, 2005. Construction loans increased to $91.5 million, or 21.41% on an annualized basis, as of June 30, 2006 from $82.7 million as of December 31, 2005. Mortgage loans increased to $60.7 million as of June 30, 2006, from $44.8 million as of December 31, 2005. On the other hand, the leasing portfolio has been reduced by $13.8 million, net of repayments and originations, from $487.9 million as of December 31, 2005, to $474.1 million as of June 30, 2006, as the Company has been closely monitoring this portfolio and tightened underwriting standards in order to manage delinquencies and possible future losses.

Non-performing loans to total loans increased to 2.43% as of June 30, 2006 when compared to 2.30% as of December 31, 2005 and 2.27% as of March 31, 2006. Non-performing assets to total assets increased to 2.20% as of June 30, 2006 as compared to 1.97% as of March 31, 2006, and 1.91% as of December 31, 2005. Increase in non-performing loans when comparing this quarter ended on of June 2006 with the previous quarter was mainly due to the combined effect of an increase of $2.1 million in nonaccrual loans and an increase of $1.8 million in loans over 90 days past due still accruing interest. The increase in nonaccrual loans was mainly attributable to the combined effect of an increase of $1.5 million in lease financing contracts and an increase of $864,000 in the commercial loans category classified as nonaccrual. The increase in loans over 90 days past due still accruing interest was mainly due to an increase of $1.1 million in delinquency of lease financing contracts and an increase of $615,000 in delinquency of marine loans.

5

In addition, repossessed assets increased to $13.1 million as of June 30, 2006, compared to $9.5 million as of December 31, 2005 and $9.8 million as of March 30, 2006. The increase during the second quarter of 2006, when compared to the first quarter of the year, was due to the combined effect of an increase of $2.5 million in other repossessed assets and an increase of $810,000 in other real estate owned, which included six real estate properties repossessed between May and June 2006. The increase in other repossessed assets was mainly related to a net increase of $1.9 million in repossessed vehicles and the repossession of one boat for $772,000. Even though repossessed vehicles increased, fewer units were repossessed during the second quarter of 2006 as compared to the first quarter of 2006. However, sales slowed down during the first two months of the second quarter of 2006, resulting in a higher inventory. During the second quarter of 2006, total repossessed and sold vehicles were 398 and 289, respectively, compared to 436 and 420 in the first quarter of 2006. We believe the decrease in the volume of units sold during the first two months of the second quarter of 2006 was mainly a result of the prevailing uncertainty with the economic situation of the Island during that period. We continue monitoring this inventory and taking measures to prevent further deterioration and expedite its disposition. We are negotiating a contract to relocate these assets to a more accessible lot in order to give them more exposure in an effort to increase sales to the public.

Net charge-offs (on an annualized basis) as a percentage of average loans decreased to 0.76% for the quarter ended on June 30, 2006 from 0.79% for the first quarter of 2006 and 0.92% for the year ended December 31, 2005. Net charge-offs for the quarter ended June 30, 2006 as compared to the quarters ended March 31, 2006 and December 31, 2005 were as follows: (i) $278,000 net charge-offs on other commercial and industrial loans for the second quarter of 2006, compared to $670,000 and $504,000 for the quarters of March 2006 and December 2005, respectively; (ii) $463,000 net charge-offs on consumer loans for the second quarter of 2006, compared to $300,000 and $576,000 for the quarters of March 2006 and December 2005, respectively; (iii) $2.3 million net charge-offs on leases financing contracts for the second quarter of 2006, compared to $2.3 million and $2.4 million for the quarters of March 2006 and December 2005, respectively; and (iv)$64,000 net charge-offs on other loans for the second quarter of 2006, compared to $15,000 and $28,000 for the quarters of March 2006 and December 2005, respectively.

The allowance for loan and lease losses increased to $18.7 million as of June 30, 2006, from $18.2 million as of December 31, 2005. We believe that the allowance for loan and lease losses is considered adequate and it represents 1.12% of total loans at June 30, 2006.

During the second quarter of 2006, the investment portfolio decreased by approximately $8.0 million to $672.2 million as of June 30, 2006 from $680.2 million as of December 31, 2005. The change from December 31, 2005 was primarily due to the net effect of: (i) a decrease of $9.4 million in FHLB investments due to principal prepayments and maturity of FHLB obligations, and the redemption of FHLB stocks; (ii) the maturity of $8.0 million in US government agencies obligations; (iii) prepayments for approximately $53.3 million of mortgage backed securities, (iv) the purchase of $29.9 million in US government agencies obligations, $37.0 million in mortgage backed securities and $5.0 million of Puerto Rico Agency Notes, and (v) a net premium amortization of $587,000. During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the first half of 2006, we have seen higher interest in the short term of the curve and we have been able to reinvest a portion of the cash flows generated by the investment portfolio at higher yields and for maturities or estimated maturities from 2 years to 7 years. As of June 30, 2006, after above-mentioned transactions, the estimated average maturity was approximately 3.20 years and the average yield was approximately 4.49% compared to an estimated average maturity of 2.77 years and to an estimated average yield of 4.26% for December 31, 2005.

6

Total deposits as of June 30, 2006 amounted to $1.743 billion, compared to $1.734 billion as of December 31, 2005. The increase of $8.7 million was due to the effect of: (i) $4.8 million decrease in non interest deposits; (ii) $3.5 million increase in now and money market accounts; (iii) $44.3 million decrease in savings accounts; (iv) $11.2 million decrease in regular time deposits and IRA’s; (v) $2.9 million increase in jumbo time deposits and (vi) $62.5 million increase in brokered time deposits. The composition of deposits had been concentrated in time deposits over $100,000 and brokered deposits mainly due to fierce competition for core deposits on the Island. Other borrowings increased to $515.3 million as of June 30, 2006, as compared to $475.7 million as of December 31, 2005.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

7

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

June 30, 2006 and December 31, 2005

	June 30,	December 31,
Assets	2006	2005
Cash and due from banks	$20,595,470	$20,993,485
Interest bearing deposits	274,740	20,773,171
Securities purchased under agreements to resell	34,954,746	54,132,673
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	474,376,037	399,365,589
Other securities available for sale	146,208,002	227,714,687
Investment securities held to maturity:
Pledged securities with creditors’ right to repledge	40,396,083	41,718,249
Other securities held to maturity	—	752,535
Other investments	11,240,200	10,652,000
Loans held for sale	1,294,600	936,281
Loans, net of allowance for loan and lease losses of $18,682,350 in 2006
and $18,188,130 in 2005	1,651,214,072	1,558,071,526
Accrued interest receivable	16,262,334	14,979,784
Customers’ liability on acceptances	1,624,230	501,195
Premises and equipment, net	14,073,824	11,167,981
Other assets	31,794,050	29,523,653
Total assets	$2,444,308,388	$2,391,282,809
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$141,875,428	$146,637,966
Interest bearing	1,600,983,996	1,587,490,180
Total deposits	1,742,859,424	1,734,128,146
Securities sold under agreements to repurchase	460,188,857	419,859,750
Acceptances outstanding	1,624,230	501,195
Advances from Federal Home Loan Bank	8,733,303	8,758,626
Notes payable to Statutory Trusts	46,393,000	46,393,000
Other borrowings	—	700,175
Accrued interest payable	13,901,172	9,263,493
Accrued expenses and other liabilities	10,644,213	6,711,389
	2,284,344,199	2,226,315,774
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2006 and 2005	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued and outstanding 19,116,821 shares in 2006
and 19,398,848 shares in 2005	197,705	195,641
Capital paid in excess of par value	106,483,905	105,508,402
Retained earnings:
Reserve fund	7,281,161	6,528,519
Undivided profits	59,781,953	54,348,750
Treasury stock, 652,027 shares at cost in 2006
and 165,238 shares at cost in 2005	(7,410,711)	(1,946,052)
Accumulated other comprehensive loss	(17,133,249)	(10,431,650)
Total stockholders’ equity	159,964,189	164,967,035
Total liabilities and stockholders’ equity	$2,444,308,388	$2,391,282,809

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three and six-month periods ended June 30, 2006 and 2005

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Interest income:
Loans, including fees	$31,841,588	$26,316,099	$61,921,781	$51,087,901
Investment securities:
Available for sale	7,098,013	4,848,110	13,867,006	9,182,991
Held to maturity	451,580	470,368	906,323	943,328
Interest bearing deposits, securities purchased
under agreements to resell, and other	423,355	254,883	902,400	472,072
Total interest income	39,814,536	31,889,460	77,597,510	61,686,292
Interest expense:
Deposits	16,311,119	10,242,434	31,282,519	20,010,457
Securities sold under agreements to repurchase,
notes payable, and other	6,439,718	4,442,462	11,867,096	8,159,501
Total interest expense	22,750,837	14,684,896	43,149,615	28,169,958
Net interest income	17,063,699	17,204,564	34,447,895	33,516,334
Provision for loan and lease losses	3,390,000	2,075,000	6,780,000	3,325,000
Net interest income after provision for loan
and lease losses	13,673,699	15,129,564	27,667,895	30,191,334
Noninterest income:
Service charges - fees and other	2,011,717	2,403,451	4,072,085	4,377,063
Net gain (loss) on non-hedging derivatives	—	131,637	—	(943,782)
Net loss on sale of securities	—	—	—	(230,017)
Net gain (loss) on sale of repossessed assets and on disposition of other assets	453,093	(65,791)	711,747	(259,048)
Gain on sale of loans	82,012	96,850	129,039	522,732
Total noninterest income	2,546,822	2,566,147	4,912,871	3,466,948
Noninterest expense:
Salaries and employee benefits	4,527,928	3,549,413	9,476,252	7,333,171
Occupancy	2,272,015	1,996,565	4,499,888	4,047,855
Professional services	999,190	1,216,357	2,188,020	1,862,275
Insurance	179,311	257,592	501,078	551,613
Promotional	274,698	229,707	517,055	362,559
Other	2,272,709	2,024,408	4,402,131	3,981,113
Total noninterest expense	10,525,851	9,274,042	21,584,424	18,138,586
Income before income taxes	5,694,670	8,421,669	10,996,342	15,519,696
Provision for income taxes	2,405,669	3,127,004	4,441,155	5,459,815
Net income	$3,289,001	$5,294,665	$6,555,187	$10,059,881

Basic earnings per share	$0.16	$0.26	$0.32	$0.50

Diluted earnings per share	$0.16	$0.25	$0.31	$0.48

Note: Reclassification decreasing loan interest income with corresponding equal decrease in salaries and employee benefits has been made in the amount of $2.0 million and $4.0 million for the quarter and six-month period ended June 30, 2005, respectively, to conform with this quarter’s presentation.

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

Quarter Ended			Six Months Ended
June 30,		March 31,	June 30,
2006	2005	2006	2006	2005

Average shares outstanding - basic	19,215,736	19,564,086	19,415,256	19,314,945	19,564,086
Average shares outstanding - assuming dilution	19,666,688	20,290,441	20,031,172	19,845,754	20,328,707
Number of shares outstanding at end of period	19,116,821	19,564,086	19,336,859	19,116,821	19,564,086
Book value pero common share	$7.89	$8.11	$8.02	$7.89	$8.11

Average Balances

Total assets	2,414,599	2,161,351	2,345,375	2,384,584	2,131,199
Loans and leases, net of unearned	1,640,308	1,466,930	1,596,562	1,618,556	1,441,210
Interest-earning assets (1)	2,333,712	2,082,570	2,279,811	2,306,911	2,054,311
Interest-bearing deposits	1,593,813	1,323,653	1,577,254	1,585,579	1,309,209
Interest-bearing liabilities	506,820	527,639	460,753	483,914	516,235
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	162,186	164,272	166,024	164,094	162,045

Loan Mix

Commercial & industrial secured by real estate	683,608	562,353	646,605	683,608	562,353
Other commercial & industrial	283,194	268,858	270,003	283,194	268,858
Construction secured by real estate	90,306	76,669	88,866	90,306	76,669
Other construction	1,210	979	1,145	1,210	979
Mortgage	60,702	48,439	50,739	60,702	48,439
Consumer secured by real estate	931	1,050	955	931	1,050
Other consumer	62,719	70,106	64,247	62,719	70,106
Lease financing contracts	474,085	484,921	485,515	474,085	484,921
Overdrafts	8,023	7,637	8,228	8,023	7,637
Total	1,664,778	1,521,012	1,616,303	1,664,778	1,521,012

Deposit Mix

Noninterest-bearing deposits	141,875	153,212	132,180	141,875	153,212
Now and money market	74,509	87,093	72,885	74,509	87,093
Savings	179,389	257,195	206,579	179,389	257,195
Broker deposits	1,029,726	660,599	996,689	1,029,726	660,599
Regular CD's & IRAS	110,770	143,509	116,165	110,770	143,509
Jumbo CD's	206,589	199,430	196,313	206,589	199,430
Total	1,742,858	1,501,038	1,720,811	1,742,858	1,501,038

Financial Data

Total assets	2,444,308	2,275,586	2,367,837	2,444,308	2,275,586
Loans and leases, net of unearned	1,671,191	1,529,961	1,623,402	1,671,191	1,529,961
Allowance for loan and lease losses	18,682	16,043	18,410	18,682	16,043
Total deposits	1,742,859	1,501,038	1,720,811	1,742,859	1,501,038
Total borrowings	515,315	590,661	462,053	515,315	590,661
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	186	186	184	369	369
Shareholders' equity	159,964	168,524	164,346	159,964	168,524
Net income	3,289	5,295	3,266	6,555	10,060
Total interest income	39,815	31,889	37,783	77,598	61,687
Total interest expense	22,751	14,685	20,399	43,150	28,170
Provision for loan and lease losses	3,390	2,075	3,390	6,780	3,325
Non-interest income	2,012	2,403	2,060	4,072	4,377
Net gain (loss) on non-hedge derivatives	-	132	-	-	(944)
Net gain (loss) on sale of loans and other assets	535	31	306	841	34
Non-interest expense	10,526	9,273	11,059	21,585	18,139
Income taxes	2,406	3,127	2,035	4,441	5,460
Net income before extraordinary item	3,289	5,295	3,266	6,555	10,060
Nonperforming assets	53,756	43,925	46,565	53,756	43,925
Nonperforming loans	40,659	34,456	36,790	40,659	34,456
Net charge-offs	3,118	3,998	3,168	6,286	6,321

Quarter Ended			Six Months Ended
June 30,		March 31,	June 30,
2006	2005	2006	2006	2005

Performance Ratios

Return on average assets (2)	0.54%	0.98%	0.55%	0.55%	0.94%
Return on average common equity (3)	8.69	13.80	8.41	8.55	13.30
Net interest spread (4)	2.51	3.02	2.66	2.59	3.01
Net interest margin (5)	3.01	3.42	3.14	3.08	3.39
Efficiency ratio (6)	52.44	45.52	54.51	53.45	47.32
Earnings per common share - basic	$0.16	$0.26	$0.16	$0.32	$0.50
Earnings per common share - diluted	0.16	0.25	0.15	0.31	0.48

Asset Quality Ratios

Nonperforming assets to total assets	2.20%	1.93%	1.97%	2.20%	1.93%
Nonperforming loans to total loans	2.43	2.25	2.27	2.43	2.25
Allowance for loan and lease losses to total loans	1.12	1.05	1.13	1.12	1.05
Net loan and lease charge-offs to average loans	0.76	1.09	0.79	0.78	0.88
________________________

(1)	Includes nonaccrual loans, which balance as of the periods ended June 30, 2006 and 2005, and March 31, 2006 was $31.9 million, $27.7 million and $29.8 million, respectively.

(2)	Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.

(3)	Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.

(4)	Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities, both on fully taxable equivalent basis.

(5)	Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.

(6)	The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

Note: Reclassification decreasing loan interest income with corresponding equal decrease in salaries and employee benefits has been made in the amount of $2.0 million and $4.0 million for the quarter and six-month period ended June 30, 2005, respectively, to conform with this quarter’s presentation.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	June 30,	March 31,	December 31,	June 30,
	2006	2006	2005	2005

Loans contractually past due 90 days or
more but still accruing interest:	$8,757	$7,006	$8,560	$6,770
Nonaccrual loans:	31,902	29,784	27,703	27,686
Total nonperforming loans	40,659	36,790	36,263	34,456
Repossessed property:
Other real estate	2,666	1,856	1,542	3,242
Other repossesed assets	10,431	7,919	7,975	6,227
Total repossessed property	13,097	9,775	9,517	9,469
Total nonperforming assets	$53,756	$46,565	$45,780	$43,925

Nonperforming loans to total loans	2.43%	2.27%	2.30%	2.25%
Nonperforming assets to total loans plus
repossessed property	3.19	2.85	2.89	2.85
Nonperforming assets to total assets	2.20	1.97	1.91	1.93

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2006	2006	2005	2005	2005
Charge-offs:
Real estate secured	$2	$23	$-	$-	$-
Commercial and industrial	462	752	544	1,830	1,612
Consumer	619	365	639	403	1,173
Leases financing contracts	2,587	2,903	2,993	2,504	1,751
Other	65	27	28	62	53
Total charge-offs	3,735	4,070	4,204	4,799	4,589

Recoveries:
Real estate secured	$-	$-	$-	$-	$-
Commercial and industrial	184	225	40	327	49
Consumer	156	65	63	55	68
Leases financing contracts	276	600	588	623	473
Other	1	12	-	2	1
Total recoveries	617	902	691	1,007	591

Net charge-offs:
Real estate secured	$2	$23	$-	$-	$-
Commercial and industrial	278	527	504	1,503	1,563
Consumer	463	300	576	348	1,105
Leases financing contracts	2,311	2,303	2,405	1,881	1,278
Other	64	15	28	60	52
Total net charge-offs	$3,118	$3,168	$3,513	$3,792	$3,998